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                                                           Exhibit 99.1




FOR IMMEDIATE RELEASE


AMGEN AND HYSEQ PHARMACEUTICALS TO COLLABORATE ON NOVEL ACTING THROMBOLYTIC


THOUSAND OAKS, Calif. and SUNNYVALE, Calif., January 9, 2002 -Amgen (Nasdaq:
AMGN) and Hyseq Pharmaceuticals (Nasdaq: HYSQ) today announced that the companies have entered into a collaboration to develop and commercialize alfimeprase, a novel acting thrombolytic, for the treatment of peripheral arterial occlusions and other cardiovascular indications.

Under the terms of the agreement, Hyseq will lead development and be responsible for all clinical development activities and Amgen will be responsible for manufacturing activities. Amgen will have the option to lead commercialization efforts in which both companies may participate.

As part of the transaction, Hyseq granted Amgen warrants to purchase Hyseq common stock at a premium to the current market price. No additional financial terms were disclosed.

Alfimeprase, a product candidate that was identified through Amgen's research program, is a derivative of the fibrolase enzyme and is being developed for the treatment of peripheral arterial occlusions (PAO). PAO of the lower extremity is a significant cause of morbidity and amputation in the United States with over 100,000 cases reported annually. Pre-clinical studies indicate that alfimeprase is a promising agent for dissolving clots (clot lysis), and may be particularly well suited for the PAO indication. An Investigational New Drug (IND) application for alfimeprase has been filed, and Hyseq anticipates initiating clinical studies as soon as possible.

"We have studied the characteristics of Alfimeprase and believe it may offer significant benefits to patients," said Roger Perlmutter, Amgen's Executive Vice President, Research and Development. "Hyseq's management and development team has experience in developing thrombolytics for cardiovascular disease, and therefore is uniquely positioned to optimally develop this product candidate. Hyseq has our full confidence to lead the development program."

"We are especially pleased with the opportunity to collaborate with Amgen on this clinical product candidate that we feel we can develop to its full potential," said Ted W. Love, M.D., President and CEO of Hyseq Pharmaceuticals. "While we remain committed to developing therapeutics from our proprietary full length gene sequences,
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we are excited with the opportunity to develop a product that is ready for clinical trials and targets an unmet medical need."

Hyseq Pharmaceuticals, Inc. is engaged in the research and development of biopharmaceutical products based upon its proprietary database of full-length human gene sequences. Hyseq's screening-by-hybridization platform provided a significant advantage in the discovery of novel, rarely expressed genes, and assembly of one of the most important proprietary databases of full-length human gene sequences. Hyseq is expanding and accelerating its research activities to further elucidate the role of novel genes in its proprietary database for the development and commercialization of biotherapeutic products. Information about Hyseq is available at www.hyseq.com [http://www.hyseq.com] or by phoning (408) 524-8100.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including Amgen's most recent Form 10-Q. Amgen conducts research in the biotechnology/pharmaceutical field where movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product.

Furthermore, Amgen's research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. In addition, sales of Amgen's products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers. These government regulations and reimbursement policies may affect the development, usage and pricing of our products.

In addition, while Amgen routinely obtains patents for products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by competitors.

Because forward-looking statements involve risks and uncertainties, actual results may differ materially from current results expected by Amgen. Amgen is providing this information as of January 9, 2002, and expressly disclaims any duty to update information contained in this press release.

This press release also contains forward-looking statements concerning Hyseq Pharmaceuticals. Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by words such as "believe,"
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"expect," "anticipate," "should," "may," "estimated" and "potential," among others. Hyseq cautions readers that forward-looking statements, including without limitation, those relating to the Hyseq's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. For a discussion of factors that may cause results to differ, see Hyseq's reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2000. Hyseq disclaims any intent or obligation to update these forward-looking statements.

CONTACTS:

         AMGEN
Jeff Richardson,  805/447-3227 (media)
         Cary Rosansky, 805/447-4634 (investors)

         HYSEQ PHARMACEUTICALS
Peter S. Garcia, 408/746-4574 (media and investors)

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